EX-99.1 MEMBER NEWS DATED AUGUST 17, 2006

MEMBER NEWS

August 17, 2006

Re: Seattle Bank Files Second-Quarter 2006 Form 10-Q

Dear Seattle Bank Members,

On Monday, August 14, the Federal Home Loan Bank of Seattle filed its second quarter 2006 Form 10-Q with the Securities and Exchange Commission (SEC). Our first quarterly filing as an SEC reporting company is a significant accomplishment for our cooperative, and it is the first that our CEO and CFO have certified under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (SOX).

The SOX 906 certification contains certain representations about the financial statements contained in the report and the report's compliance with specified federal securities laws.

The SOX 302 certification contains certain representations regarding the company's disclosure controls and procedures and internal control over financial reporting.

As we have worked to accomplish these critical tasks, we have continued to progress with our business transition to an advance-focused bank. Our second quarter 2006 results, announced on July 25 and reported in our second quarter 2006 Form 10-Q, reflect the progress we have made.

We reported $2.5 million of net income for the second quarter and $10.5 million of net income for the first half of 2006. Second-quarter net income increased by $18.2 million compared to the second quarter of 2005. Although first-quarter net income exceeded that of second quarter primarily due to positive changes related to SFAS 91 and 133 in the first quarter, core earnings met management's expectations for both quarters.

We attribute our results to the significant growth in our advances business, reduced operating and hedging costs, and our continued leveraging of our capital. We expect increased profitability throughout the balance of 2006 and beyond, as the low-yielding investments that have depressed our earnings begin to roll off of our balance sheet.

We invite you to read our second-quarter 2006 Form 10-Q, including the certifications referenced above, to learn more about our progress to date. The Form 10-Q is available on the Seattle Bank's Web site at www.fhlbsea.com.

Thank you for your ongoing support of the Seattle Bank.

Very truly yours,

/s/ Mike C. Daly

Mike C. Daly, Chairman

/s/ James E. Gilleran

James E. Gilleran, President and CEO

/s/ Richard M. Riccobono

Richard M. Riccobono, Executive Vice President, COO

This Member News contains forward-looking statements regarding events that may impact the Seattle Bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from projections because of many factors. Such factors may include, but are not limited to factors that affect the Seattle Bank's net income, including without limitation demand for advances, business and capital plan adjustments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging, and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's second quarter 2006 Form 10-Q, available at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.